Exhibit 99.1

ESSA Pharma Provides Corporate Update and Reports Financial Results for

Fiscal Second Quarter Ended March 31, 2023

Entered into clinical trial support agreement with Janssen to supply Erleada® (apalutamide) and Zytiga® (abiraterone acetate) for an ESSA-sponsored Phase 1 study of EPI-7386 combination therapies; enrollment expected to begin 2H2023

Continue to enroll patients into the fourth cohort of the Phase 1 EPI-7386 combination study with Xtandi® (enzalutamide); Phase 1 completion expected in 3Q2023 followed by initiation of the randomized Phase 2 part of the study

Phase 1b EPI-7386 monotherapy expansion study in mCRPC patients ongoing

South San Francisco, California and Vancouver, Canada, May 9, 2023 - ESSA Pharma Inc. (“ESSA”, or the “Company”) (NASDAQ: EPIX), a clinical-stage pharmaceutical company focused on developing novel therapies for the treatment of prostate cancer, today provided a corporate update and reported financial results for the fiscal second quarter ended March 31, 2023. All references to “$” in this release refer to United States dollars, unless otherwise indicated.

“ESSA is in a strong cash position as we execute our clinical strategy to advance our lead candidate, EPI-7386, with our cash runway expected to fund operations and programs through 2025,” stated David Parkinson, MD, President and CEO of ESSA. “This quarter, we continued to enroll patients into our Phase 1 study of EPI-7386 in combination with Xtandi® (enzalutamide), and we are working with clinical sites to prepare for initiation of the randomized Phase 2 portion of the study as soon we complete Phase 1 and select a recommended Phase 2 dose. Our Phase 1 EPI-7386 monotherapy expansion study is progressing as planned with two doses of EPI-7386 currently being tested in advanced metastatic castration-resistant prostate cancer (“mCRPC”) patients. We also advanced an additional EPI-7386 combination therapy program through an agreement with Janssen, under which Janssen will supply Erleada® (apalutamide) and Zytiga® (abiraterone acetate) for an ESSA-sponsored and conducted Phase 1 clinical study in multiple prostate cancer patient populations including metastatic hormone-sensitive prostate cancer patients and non-metastatic castration-sensitive prostate cancer patients. We plan to begin testing these new antiandrogen combinations with EPI-7386 in the second half of 2023.”

Clinical and Corporate Highlights for the Second Quarter Ended March 31, 2023

EPI-7386 Clinical Collaborations

•	The Company continues to enroll patients into the fourth cohort of the Phase 1/2 study of EPI-7386 in combination with enzalutamide in patients with mCRPC naïve to second generation antiandrogens. The Company expects to complete the Phase 1 portion of the study and establish the recommended Phase 2 combination doses (for both EPI-7386 and enzalutamide when used in combination) in the third quarter of 2023, followed by initiation of the Phase 2 part of the study. The open-label, randomized Phase 2 study will assess the anti-tumor activity of EPI-7386 in combination with enzalutamide at the recommended phase 2 doses versus single agent enzalutamide at the standard of care dose. The Phase 2 study is expected to enroll approximately 120 patients.
•	In April 2023, the Company entered into a clinical trial support agreement with Janssen Research & Development, LLC (“Janssen”) under which Janssen will supply apalutamide and abiraterone acetate for a Phase 1 clinical study sponsored and conducted by ESSA evaluating EPI-7386 combination therapies in two cohorts. The two cohorts will be evaluated as additional cohorts in the Company’s ongoing Phase 1 study of EPI-7386 (Clinical Trials Identifier: NCT04421222). Cohort A will assess EPI-7386 in combination with abiraterone acetate plus prednisone in patients with mCRPC and high-risk metastatic castration-sensitive prostate cancer. Cohort B is a Window of Opportunity study in which patients with non-metastatic castration-resistant prostate cancer (“nmCRPC”) will receive up to 12 weeks of single agent EPI-7386 before adding standard-of-care apalutamide. ESSA will retain all rights to EPI-7386. The Company expects enrollment to begin in the second half of 2023.

EPI-7386 Monotherapy

•	The Phase 1b EPI-7386 monotherapy dose expansion study is ongoing and is evaluating two doses/schedules of single agent EPI-7386 in mCRPC patients with less than three prior lines of therapy, no visceral disease and no prior chemotherapy who have progressed on at least one second-generation antiandrogen. The Company is also enrolling nmCRPC patients in the Window of Opportunity cohort of this study, in which patients will receive 12 weeks of EPI-7386 monotherapy treatment before starting standard of care therapy.

Summary Financial Results

•	Net Loss. ESSA recorded a comprehensive loss of $7.1 million for the first quarter ended March 31, 2023, compared to a comprehensive loss of $10.9 million for the second quarter ended March 31, 2022. For the second quarter ended March 31, 2023, this included non-cash share-based payments of $1.4 million compared to $1.9 million for the prior year, recognized for stock options granted and vesting. The decrease in the second quarter was primarily attributed to decreases in research and development expenditures and general and administration expenditures in addition to an increase of $852,347 in interest income.

•	Research and Development (“R&D”) expenditures. R&D expenditures for the second quarter ended March 31, 2023 were $4.5 million compared to $7.6 million for the second quarter ended March 31, 2022 and include non-cash costs related to share-based payments ($750,159 for the second quarter ended 2023 compared to $1.1 million for the second quarter ended 2022). The decrease in R&D expenditures for the year ended March 31, 2023 is the result of decreased non-cash share-based payments, legal patents and license fees and manufacturing costs related to the Phase 1 clinical trial of EPI-7386.

•	General and administration (“G&A”) expenditures. G&A expenditures for the second quarter ended March 31, 2023 were $3.7 million compared to $3.8 million for the second quarter ended March 31, 2022 and include non-cash costs related to share-based payments of $686,932 for the second quarter ended 2023 compared to $741,494 for the second quarter ended 2022. The decrease in the second quarter is the result of decreased non-cash share-based payments and professional fees.

Liquidity and Outstanding Share Capital

At March 31, 2023, the Company had available cash reserves and short-term investments of $157 million reflecting the gross proceeds of the February 2021 financing of approximately $150.0 million and July 2020 financing of $48.9 million, less operating expenses in the intervening period. The Company’s cash position is expected to be sufficient to fund current and planned operations through 2025.

As of March 31, 2023, the Company had 44,092,374 common shares issued and outstanding.

In addition, as of March 31, 2023 there were 2,927,477 common shares issuable upon the exercise of warrants and broker warrants. This includes 2,920,000 prefunded warrants at an exercise price of $0.0001, and 7,477 warrants at a weighted average exercise price of $42.80. There were 8,045,274 common shares issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $5.08 per common share.

About ESSA Pharma Inc.

ESSA is a clinical-stage pharmaceutical company focused on developing novel and proprietary therapies for the treatment of patients with prostate cancer. For more information, please visit www.essapharma.com and follow us on Twitter under @ESSAPharma.

Forward-Looking Statement Disclaimer

This release contains certain information which, as presented, constitutes "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995 and/or applicable Canadian securities laws. Forward-looking information involves statements that relate to future events and often addresses expected future business and financial performance, containing words such as "anticipate", "believe", "plan", "estimate", "expect", and "intend", statements that an action or event "may", "might", "could", "should", or "will" be taken or occur, or other similar expressions and includes, but is not limited to, statements regarding the completion of the Phase 1 EPI-7386 monotherapy study and the Phase 1/2 combination study, enrollment in the monotherapy and combination studies, treatments under the Phase 1b dose expansion study, the Phase 1b Window of Opportunity study and the Phase 1/2 combination study evaluating EPI-7386 with enzalutamide, the initiation of the Phase 2 study, the assessment of anti-tumor activity in the monotherapy and combination studies, the clinical trial support agreement, the supply of apalutamide and abiraterone acetate, the rights to EPI-7386, the testing of new antiandrogen combinations with EPI-7386, the treatments under Cohort A and Cohort B of the Phase 1 clinical trial and the Company’s expected cash runway into 2025.

Forward-looking statements and information are subject to various known and unknown risks and uncertainties, many of which are beyond the ability of ESSA to control or predict, and which may cause ESSA’s actual results, performance or achievements to be materially different from those expressed or implied thereby. Such statements reflect ESSA’s current views with respect to future events, are subject to risks and uncertainties and are necessarily based upon a number of estimates and assumptions that, while considered reasonable by ESSA as of the date of such statements, are inherently subject to significant medical, scientific, business, economic, competitive, political and social uncertainties and contingencies. In making forward looking statements, ESSA may make various material assumptions, including but not limited to (i) the accuracy of ESSA’s financial projections; (ii) obtaining positive results of clinical trials; (iii) obtaining necessary regulatory approvals; and (iv) general business, market and economic conditions.

Forward-looking information is developed based on assumptions about such risks, uncertainties and other factors set out herein and in ESSA’s Annual Report on Form 10-K dated December 13, 2022 under the heading “Risk Factors”, a copy of which is available on ESSA’s profile on EDGAR at www.sec.gov.com and on the SEDAR website at www.sedar.com, and as otherwise disclosed from time to time on ESSA’s EDGAR and SEDAR profiles. Forward-looking statements are made based on management's beliefs, estimates and opinions on the date that statements are made and ESSA undertakes no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, except as may be required by applicable United States and Canadian securities laws. Readers are cautioned against attributing undue certainty to forward-looking statements.

ESSA PHARMA INC.

CONDENSED CONSOLIDATED INTERIM BALANCE SHEETS

(Unaudited)

Amounts in thousands of United States dollars

	March 31, 2023	September 30, 2022

Cash and cash equivalents	$ 44,301	$ 57,076
Prepaids and other assets	114,203	112,429

Total assets	$ 158,504	$ 169,505

Current liabilities	2,146	2,310
Long-term debt	20	76
Shareholders' deficiency	156,338	167,119

Total liabilities and shareholders’ equity	$ 158,504	$ 169,505

ESSA PHARMA INC.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

Amounts in thousands of United States dollars, except share and per share data

	Three months ended March 31, 2023	Three months ended March 31, 2022	Six months ended March 31, 2023	Six months ended March 31, 2022

OPERATING EXPENSES
Research and development	$ 4,481	$ 7,649	$ 9,825	$ 13,669
Financing costs	2	4	4	8
General and administration	3,731	3,817	6,250	6,880

Total operating expenses	(8,214)	(11,470)	(16,079)	(20,557)

Gain on derivative liability	-	118	-	18
Interest and other items	1,155	498	2,279	586

Net loss before taxes	(7,059)	(10,854)	(13,800)	(19,953)
Income tax expense (recovery)	(2)	-	(2)	1

Net loss and comprehensive loss for the period	$ (7,061)	$ (10,854)	$ (13,802)	$ (19,952)

Basic and diluted loss per common share	$ (0.16)	$ (0.25)	$ (0.31)	$ (0.45)

Weighted average number of common shares outstanding	44,092,374	44,030,480	44,082,725	44,009,903

Company Contact David Wood, Chief Financial Officer ESSA Pharma Inc. Contact: (778) 331-0962 Email: dwood@essapharma.com	Investor Relations Contact: Xuan Yang Solebury Strategic Communications Contact: (646) 378-2975 Email: xyang@soleburystrat.com

Media Contact: Zara Lockshin Solebury Strategic Communications Contact: (646) 378-2960 Email: zlockshin@soleburystrat.com